Exhibit 99.1

CAI International, Inc. Reports Record Results for the Fourth Quarter and Full Year of 2011

SAN FRANCISCO--(BUSINESS WIRE)--February 21, 2012--CAI International, Inc. (CAI) (NYSE:CAP), one of the world’s leading lessors of intermodal freight containers, today reported results for the fourth quarter and full year of 2011.

Highlights for the Fourth Quarter and Full Year of 2011

  CAI reported record net income attributable to CAI common stockholders for the fourth quarter of 2011 of $0.66 per fully diluted share, a 16% increase compared to $0.57 for the fourth quarter of 2010.
  For the full year of 2011, CAI reported record net income attributable to CAI common stockholders of $2.55 per fully diluted share, a 63% increase compared to $1.56 reported in 2010.
  Container rental revenue for the fourth quarter of 2011 increased 50% compared to the fourth quarter of 2010 and 16% compared to the third quarter of 2011.

Net income attributable to CAI common stockholders was $12.9 million for the fourth quarter of 2011, compared to $10.5 million for the fourth quarter of 2010, an increase of 23%. Net income attributable to CAI common stockholders was $50.2 million for the year ended December 31, 2011, compared to $28.4 million for the comparable period in 2010, an increase of 77%.

Total revenue for the fourth quarter of 2011 was $36.2 million, compared to $25.2 million for the fourth quarter of 2010, an increase of 44%. Container rental revenue for the fourth quarter of 2011 was $32.0 million, compared to $21.4 million for the fourth quarter of 2010. The increase in container rental revenue was primarily due to a 30% increase in the average number of TEUs of owned containers on lease and to a 19% increase in the average owned fleet per diem rates compared to the fourth quarter of 2010. Management fee revenue for the fourth quarter of 2011 was $3.1 million, compared to $3.4 million for the fourth quarter of 2010. Finance lease income for the fourth quarter of 2011 increased to $1.1 million, from $0.4 million in the fourth quarter of 2010. As expected, average fleet utilization decreased slightly due to normal seasonality from 98.1% in the third quarter of 2011 to 96.5% in the fourth quarter of 2011.

Total revenue for the year ended December 31, 2011 was $125.7 million, compared to $77.9 million in 2010, an increase of 61%. Container rental revenue for the year ended December 31, 2011 was $106.7 million, compared to $64.9 million in 2010, an increase of 64%. The increase in container rental revenue was primarily due to a 39% increase in the average number of TEUs of owned containers on lease and a 20% increase in the average owned fleet per diem rates compared to 2010. Management fee revenue for the year ended December 31, 2011 was $13.0 million, compared to $10.3 million for 2010. Gain on sale of container portfolios for the year ended December 31, 2011 was $2.3 million, compared to $0.6 million for 2010. Finance lease income for the year ended December 31, 2011 increased to $3.7 million, from $2.0 million in 2010.

Victor Garcia, Chief Executive Officer of CAI, commented, “2011 was an excellent year for our company. We achieved strong revenue and earnings growth throughout the year, generating $50.2 million of net income, a 77% increase compared to 2010. As a result of continued growth in global containerized trade, we took delivery of more than $415 million of equipment during the year, a record level for CAI. Most of this investment in equipment has already been placed on long term leases at per diem rates that are significantly higher than in 2010. Our utilization for the year averaged 97.6% and we finished the year with utilization of 95.3%.”

Mr. Garcia continued, “We are optimistic in regards to the 2012 prospects for the container leasing industry in general and for CAI in particular. We expect demand for containers to increase during the second quarter of 2012, leading to an improvement in the utilization of our existing fleet and an increase in demand for the leasing of newly built containers. Our outlook is based on our expectation that 2012 will be another year of containerized trade growth; Clarkson’s Research January forecast for 2012 containerized trade is for 8% growth, a level comparable to that in 2011. The expected growth in trade, the current high utilization level of lessor fleets, the limited level of container production since mid-2011 and our belief that many shipping companies will have limited budgets for container purchases in the coming year are all factors that we believe will lead to a strong market for our continued investment in new containers which will result in continued growth for our company.”

CAI International, Inc.
Consolidated Balance Sheets
(In thousands, except share information)
(UNAUDITED)

	December 31,	December 31,
	2011	2010
Assets
Current assets
Cash	$14,078	$14,393

Accounts receivable (owned fleet), net of allowance for doubtful accounts of $819 and $2,182 at December 31, 2011 and 2010, respectively	26,381	20,874
Accounts receivable (managed fleet)	19,054	19,496
Current portion of direct finance leases	6,158	3,948
Prepaid expenses	7,079	6,645
Deferred tax assets	1,968	1,931
Other current assets	185	1,364
Total current assets	74,903	68,651
Restricted cash	599	-

Container rental equipment, net of accumulated depreciation of $109,336 and $85,596 at December 31, 2011 and 2010, respectively	841,847	530,939
Net investment in direct finance leases	31,591	7,886
Furniture, fixtures and equipment, net of accumulated depreciation of $1,006 and $548 at December 31, 2011 and 2010, respectively	2,095	2,383
Intangible assets, net of accumulated amortization of $7,196 and $5,982 at December 31, 2011 and 2010, respectively	2,333	3,593
Total assets	$953,368	$613,452

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$3,536	$2,411
Accrued expenses and other current liabilities	5,761	5,408
Due to container investors	20,113	23,283
Unearned revenue	6,786	5,724
Current portion of term loans	25,764	24,800
Current portion of capital lease obligations	3,792	4,438
Rental equipment payable	13,301	88,097
Total current liabilities	79,053	154,161
Revolving credit facility	261,000	51,600
Term loans	263,014	169,200
Asset backed warehouse facility	51,000	-
Deferred income tax liability	33,816	30,226
Capital lease obligations	16,480	10,509
Income taxes payable	269	82
Total liabilities	704,632	415,778

Stockholders' equity
Common stock: par value $.0001 per share; authorized 84,000,000 shares; issued and outstanding 19,295,359 shares at December 31, 2011 and 2010	2	2
Additional paid-in capital	128,183	127,064
Accumulated other comprehensive loss	(3,381)	(2,510)
Retained earnings	105,232	55,043
Total CAI stockholders' equity	230,036	179,599
Non-controlling interest	18,700	18,075
Total stockholders' equity	248,736	197,674
Total liabilities and stockholders' equity	$953,368	$613,452

CAI International, Inc.
Consolidated Statements of Income
(In thousands, except per share data)
(UNAUDITED)

	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
Revenue
Container rental revenue	$32,005	$21,390	$106,694	$64,892
Management fee revenue	3,102	3,387	12,957	10,348
Gain on sale of container portfolios	-	-	2,345	614
Finance lease income	1,136	447	3,710	2,045
Total revenue	36,243	25,224	125,706	77,899

Operating expenses
Depreciation of container rental equipment	10,907	6,690	33,633	20,807
Amortization of intangible assets	229	343	1,254	1,377
Gain on disposition of used container equipment	(3,223)	(3,352)	(13,374)	(9,112)
Storage, handling and other expenses	1,994	1,229	5,513	6,170
Marketing, general and administrative expenses	5,573	5,766	21,009	21,218
(Gain) loss on foreign exchange	(138)	(14)	(354)	513
Total operating expenses	15,342	10,662	47,681	40,973

Operating income	20,901	14,562	78,025	36,926

Interest expense	5,336	2,016	16,139	5,278
Interest income	(6)	12	(12)	(109)
Net interest expense	5,330	2,028	16,127	5,169

Net income before income taxes and non-controlling interest	15,571	12,534	61,898	31,757
Income tax expense	2,648	2,267	11,084	3,555

Net income	12,923	10,267	50,814	28,202
Net (income) loss attributable to non-controlling interest	(32)	230	(625)	181

Net income attributable to CAI common stockholders	$12,891	$10,497	$50,189	$28,383

Net income per share attributable to
CAI common stockholders
Basic	$0.67	$0.58	$2.60	$1.58
Diluted	$0.66	$0.57	$2.55	$1.56

Weighted average shares outstanding
Basic	19,295	18,165	19,295	17,974
Diluted	19,564	18,506	19,693	18,203

CAI International, Inc.
Fleet Data
(UNAUDITED)

	As of December 31,
	2011	2010

Managed fleet in TEUs	458,254	478,608
Owned fleet in TEUs	470,401	347,973

Total	928,655	826,581

Conference Call

A conference call to discuss the financial results for the fourth quarter of 2011 will be held on Tuesday, February 21, 2011 at 5:00 p.m. ET. The dial-in number for the teleconference is 1-877-303-9146; outside of the U.S., call 1-760-536-5204. The call may be accessed live over the internet (listen only) under the “Investors” tab of CAI’s website, www.capps.com, by selecting “Q4 2011 Earnings Conference Call.” A webcast replay will be available for 30 days on the “Investors” tab of our website.

About CAI International, Inc.

CAI is one of the world’s leading managers and lessors of intermodal freight containers. As of December 31, 2011, the company operated a worldwide fleet of approximately 929,000 TEUs of containers through 13 offices located in 11 countries including the United States.

This press release contains forward-looking statements regarding future events and the future performance of CAI International, Inc. These statements are forward looking statements within the meaning of the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934 and involve risks and uncertainties that could cause actual results of operations and other performance measures to differ materially from current expectations including, but not limited to, utilization rates, expected economic conditions, availability of credit on commercially favorable terms or at all, customer demand, container investment levels, container prices, lease rates, increased competition, volatility in exchange rates, growth in world trade and world container trade, and others. CAI refers you to the documents that it has filed with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2010 and its interim reports on Form 10-Q and its reports on Form 8-K. These documents contain additional important factors that could cause actual results to differ from current expectations and from forward-looking statements contained in this press release. Furthermore, CAI is under no obligation to (and expressly disclaims any such obligation to) update or alter any of the forward-looking statements contained in this press release whether as a result of new information, future events or otherwise, unless required by law.

CONTACT:
CAI International, Inc.
Tim Page, 415-788-0100
Chief Financial Officer
tpage@capps.com